EXHIBIT 21.01

MATERIAL SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Incorporation
The Art Institutes International, Inc.	Pennsylvania
The Art Institute of Atlanta, Inc.	Georgia
The Art Institute of California—Los Angeles, Inc.	California
The Art Institute of California—Orange County, Inc.	California
TAIC, Inc.
d/b/a The Art Institute of California—San Diego	California
TAIC—San Francisco, Inc. d/b/a The Art Institute of California—San Francisco	California
The Art Institute of Charlotte, Inc.	North Carolina
The Art Institute of Colorado, Inc.	Colorado
The Art Institute of Dallas, Inc.	Texas
The Art Institute of Fort Lauderdale, Inc.	Florida
The Art Institute of Houston, Inc.	Texas
The Illinois Institute of Art, Inc.	Illinois
The Illinois Institute of Art at Schaumburg, Inc.	Illinois
The Art Institute of Las Vegas, Inc.	Nevada
The Art Institutes International Minnesota, Inc.	Minnesota
The New England Institute of Art & Communications, Inc.	Massachusetts
The Art Institute of New York City, Inc.	New York
The Art Institute of Phoenix, Inc.	Arizona
The Art Institute of Portland, Inc.	Oregon
The Art Institute of Seattle, Inc.	Washington
The Art Institute of Washington, Inc.	District of Columbia
International Fine Arts College, Inc.	Florida
Argosy Education Group, Inc.	Illinois
Academic Review, Inc.	Illinois
Association for Advanced Training in the Behavioral Sciences	California
The Connecting Link, Inc.	Georgia
Western State University of Southern California	California